Imperial Oil Limited
237 - 4th Avenue S.W.
Calgary, AB T2P 0H6
News Release
Exhibit 99.1
Calgary, Alberta, May 2, 2006 - The previously announced three-for-one share split was approved at the annual meeting of shareholders of Imperial Oil Limited held today. The effective date of the share split is expected to be May 23, 2006 with each shareholder of record at the close of business on May 19, 2006 entitled to receive two additional common shares for each common share held. Share certificates representing the additional common shares are expected to be mailed on or about May 29, 2006. Each of the TSX and the AMEX will publish a bulletin or notice relating to the mechanics of the share split.

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Investor relations	Media relations
Susan Swan	Richard O’Farrell
(403) 237-4537	(403) 237-2710